Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 11013 West Broad Street Glen Allen VA 23060-5937

+1 804.327.7925 T
+1 804.327.6209 F www.mwv.com

Media Contact	Investor Relations
Alison von Puschendorf	Jason Thompson
tel: +1 804-327-7284	tel: +1 804-201-2556
mediainquiries@mwv.com

MWV Reports Third Quarter 2008 Results

RICHMOND, VA – October 29, 2008 – MeadWestvaco Corporation (NYSE: MWV) today reported third quarter 2008 income from continuing operations of $46 million, or $0.26 per share. Sales from continuing operations increased 8 percent to $1.81 billion in the third quarter of 2008 compared to $1.68 billion in the third quarter of 2007. Overall sales increased due to growth in bleached board, home and garden and beverage packaging and improved pricing across all businesses. Profitability, however, was lower due to historically high input cost inflation, downtime due to the Gulf storms, which negatively impacted year-over-year productivity improvement in the quarter, and the effects of unfavorable foreign currency exchange.

“We are taking aggressive steps to ensure that MWV is successful during this period of economic difficulty – including actions to combat rapid input cost inflation and prepare for weaker demand in some of our markets,” said John A. Luke, Jr., chairman and chief executive officer. “We are focused on the elements of our business plan that we can control – growth initiatives, commercial success, price recovery, productivity and cash generation. Even as we adjust to the emerging economic and market realities, we have confidence in the fundamental strength of our company, our global packaging markets and in the long-term profitable growth strategies we are implementing to capture those opportunities to continue to deliver shareholder value.”

Quarterly Comparison

In the third quarter of 2007, MWV reported income from continuing operations of $115 million, or $0.63 per share. Included in third quarter 2007 results was an after-tax gain of $53 million, or $0.29 per share, related to the sale of forestland. Also included in the results from continuing operations were after-tax restructuring charges and one-time costs of $17 million, or $0.09 per share, primarily related to employee separation costs and facility closures. Restructuring charges did not have a significant impact on the results from continuing operations for the three months ended September 30, 2008.

On July 1, 2008, MWV completed the sale of its North Charleston, S.C., kraft paper mill and related assets for net proceeds of $466 million resulting in a pre-tax gain of $13 million included in income from discontinued operations. For the current and prior year reporting periods, the company is reporting the results of the North Charleston mill and related assets as discontinued operations. The results of the North Charleston mill were previously included in the Packaging Resources segment. Results from discontinued operations were after-tax income of $8 million, or $0.05 per share, in the third quarter of 2008 compared to after-tax income of $6 million, or $0.03 per share, in the third quarter of 2007.

Packaging Resources

In the Packaging Resources business, segment profit from continuing operations was $64 million in the third quarter of 2008 compared to $84 million in the third quarter of 2007. Sales from continuing operations increased 11 percent to $730 million in the third quarter of 2008 versus $655 million in the third quarter of 2007. Growth in volumes and improved pricing and product mix were more than offset by $51 million of higher costs compared to the year-ago quarter for energy, wood, raw materials and freight and by hurricane-related downtime. Year-over-year, bleached board shipments increased 9 percent driven by gains in the liquid packaging and commercial print markets. Bleached board pricing increased 6 percent in the third quarter of 2008. Year-over-year, coated unbleached kraft (CNK®) pricing increased 4 percent while shipments declined 11 percent, reflecting temporary de-stocking by customers in September in response to the weakening economy. Backlogs for both bleached and coated unbleached kraft paperboard remain at seasonally solid levels of three weeks.

The Packaging Resources business continues to take pricing actions to combat the unprecedented cost inflation that has negatively impacted margins. In addition, the segment has implemented a new freight policy to limit its exposure to the rising cost of fuel on outbound shipments.

Consumer Solutions

In the Consumer Solutions business, segment profit was $14 million in the third quarter of 2008 compared to $26 million in the third quarter of 2007. Sales increased 7 percent to $653 million in the third quarter of 2008 compared to $611 million in the third quarter of 2007. Growth in global home and garden, healthcare and beverage packaging and price and productivity improvement were more than offset by $12 million of higher costs for energy, raw materials and freight and unfavorable foreign exchange.

During the quarter, the segment continued to make investments to enhance its growth and asset base. MWV and India-based Bilcare Ltd. jointly acquired pharmaceutical packaging company International Labs of St. Petersburg, Fla. The acquisition strengthens MWV’s capabilities in the fast-growing market for pharmaceutical packaging. With International Labs, MWV and Bilcare plan to expand Shellpak® and other adherence solutions into new global markets. Retailers, including well-known mass-merchants, are using the Shellpak packaging solution for their generic and branded drug programs.

MWV also recently purchased certain manufacturing and intellectual property assets of Continental AFA, a leading provider of plastic spray and dispensing solutions to the home and garden market. This acquisition helps solidify the company’s leadership position in primary packaging for the global home and garden products industry. Major customers of Continental AFA include Reckitt Benckiser, Church & Dwight and Clorox.

Consumer & Office Products

In the Consumer & Office Products business, segment profit was $38 million in the third quarter of 2008 compared to $51 million in the third quarter of 2007. Sales in the third quarter of 2008 were $312 million compared to $334 million in the third quarter of 2007. Sales were lower due to the weakening economy in the U.S., including slower replenishment orders for back-to-school products. Despite the benefits from improved mix, increased productivity, and continued strong performance in the Brazilian back-to-school business, lower volumes and higher costs for raw materials contributed to a decline in segment profit compared to last year. This segment continues to be impacted by Asian-based imported products.

Specialty Chemicals

In the Specialty Chemicals business, segment profit was $16 million in the third quarter of 2008, unchanged from the third quarter of 2007. Sales grew 18 percent to $154 million in the third quarter of 2008 compared to $131 million in the third quarter of 2007. Results were driven by growth in performance chemicals and by improved pricing. Higher costs for energy, raw materials and freight and downtime and raw material disruptions due to the hurricanes partially offset those gains. Strong performance chemicals volumes were driven by share gains in industrial markets. Lower automotive carbon sales due to declines in North American vehicles sales were partially offset by strong volume growth in international automotive carbon and in water and food purification markets.

Community Development and Land Management

MWV has established a sustainable real estate business to maximize the value of its land holdings. As a result, the company is managing and reporting for the first time its Community Development and Land Management business as a separate segment.

Segment profit was $11 million in the third quarter of 2008 compared to $92 million in the third quarter of 2007. The 2007 results include a pre-tax gain of $83 million related to the sale of non-strategic forestland in West Virginia. Third quarter 2008 segment results include $8 million from land sales and $9 million of income from forestry and lease activities, offset in part by $6 million of costs associated with real estate development projects and other costs. This segment is self-funding and expects to remain so for the foreseeable future.

Current real estate industry conditions are challenging due to significant credit tightening and weaker consumer spending. These factors likely will continue to influence near-term results. During this time, the company will continue to move forward with its near- and long- term real estate value creation plans, including enhancing rural land and entitling and master planning its highest potential development land.

Corporate and Other

Corporate and Other loss was $92 million in the third quarter of 2008 compared to a loss of $116 million in the third quarter of 2007. The loss improvement in 2008 is primarily due to lower restructuring charges and one-time costs and higher interest income, offset in part by the impact of unfavorable foreign currency exchange. The 2007 results for Corporate and Other have been recast to reflect the new segment structure adopted in the third quarter of 2008 of separately presenting the Community Development and Land Management business.

Other Items

For the three and nine months ended September 30, 2008, pre-tax costs for energy, wood, raw materials and freight increased $81 million and $184 million on a continuing operations basis over the respective periods of 2007.

For the three and nine months ended September 30, 2008, the pre-tax impact from foreign currency exchange was unfavorable by $18 million and $2 million on a continuing operations basis compared to the respective periods of 2007.

Cash flow provided by operating activities from continuing operations was about $180 million for the nine months ended September 30, 2008 compared to $332 million for the same period of 2007. The decline in cash flow in 2008 was primarily driven by lower earnings and the impact of higher year-over-year net working capital. Cash and cash equivalents were $522 million at September 30, 2008.

Capital spending attributable to continuing operations was $207 million for the nine months ended September 30, 2008 compared to $214 million for the same period of 2007.

In the third quarter of 2008, the tax provision attributable to income from continuing operations had an effective rate of approximately 10 percent. The effective rate differed from statutory rates primarily due to certain discrete items and to changes in the mix of expected income levels between the company’s domestic and foreign operations. The annual effective tax rate for 2008 excluding discrete items is expected to be about 25 percent.

MWV paid a regular quarterly dividend of $0.23 during the third quarter of 2008.

Business Performance Actions

As part of its strategy to drive profitable growth in each of its targeted end markets, MWV recently aligned its commercial resources across its packaging businesses into end-market focused Strategic Business Units (SBUs). In connection with this commercial alignment, MWV is currently finalizing plans to establish a more simplified and focused operating model to drive higher levels of profitable growth in its targeted packaging end-markets. Broadly, these plans address packaging product-line and facility profitability as well as the company’s global manufacturing and supply chain, including capacity levels and global sourcing alternatives. In addition, this work will deliver a new global G&A structure through a functional support model, including streamlined finance, IT and human resource organizations. The company expects to finalize its plans by the end of the year and provide additional details in early 2009.

Outlook

The weakening global economy and volatile credit markets make it difficult to forecast market demand. Currently, demand for most of the company’s paperboard grades remains stable with backlogs at or above seasonal levels. The company expects weakening in demand in its beverage and personal care packaging businesses, and in the Consumer & Office Products segment as a result of lower consumer and business spending for time management products. Energy and freight costs are expected to moderate, however costs for other key raw materials are expected to remain at historically high levels. In addition, the company’s earnings will be negatively impacted by the year-over-year strengthening of the U.S. dollar. Taken together, these factors are expected to result in lower year-over-year fourth quarter profit comparisons.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. (EDT) by dialing 1 (888) 423-3271 (toll-free domestic) or 1 (612) 332-0923 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 1:30 p.m. (EDT) on October 29, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 891607. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, personal and beauty care, food, beverage, media and entertainment, and home and garden industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 23,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fifth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; continued volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007[2]	2008	2007[2]
Net sales	$1,811	$1,678	$5,038	$4,686
Cost of sales	1,490	1,349	4,189	3,829
Selling, general and administrative expenses	212	221	615	648
Interest expense	52	52	155	153
Other expense (income), net	6	(97)	(22)	(112)

Income from continuing operations before income taxes	51	153	101	168
Income tax provision	5	38	5	48

Income from continuing operations	46	115	96	120
Income from discontinued operations, net of tax [1]	8	6	10	17

Net income	$54	$121	$106	$137

Net income per share, basic:
Income from continuing operations	$0.26	$0.63	$0.55	$0.66
Income from discontinued operations [1]	0.05	0.03	0.06	0.09

Net income	$0.31	$0.66	$0.61	$0.75

Net income per share, diluted:
Income from continuing operations	$0.26	$0.63	$0.55	$0.65
Income from discontinued operations [1]	0.05	0.03	0.06	0.09

Net income	$0.31	$0.66	$0.61	$0.74

Shares used to compute net income per share:
Basic	171.0	184.5	172.8	183.5
Diluted	171.4	185.4	173.2	184.5

[1]	Reflects the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.
[2]	Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	September 30, 2008	December 31, 2007[2]
Assets
Cash and cash equivalents	$522	$245
Receivables, net	935	975
Inventories	818	745
Other current assets	123	122
Current assets of discontinued operations [1]	—	80

Current assets	2,398	2,167
Property, plant, equipment, and forestlands net	3,647	3,790
Prepaid pension asset	1,248	1,214
Goodwill	828	840
Other assets	1,356	1,404
Non-current assets of discontinued operations [1]	—	422

	$9,477	$9,837

Liabilities and shareholders’ equity
Accounts payable	$633	$622
Accrued expenses	636	720
Notes payable and current maturities of long-term debt	50	68
Current liabilities of discontinued operations [1]	—	45

Current liabilities	1,319	1,455
Long-term debt	2,358	2,375
Other long-term obligations	1,054	1,056
Deferred income taxes	1,152	1,227
Long-term liabilities of discontinued operations [1]	—	16
Shareholders’ equity	3,594	3,708

	$9,477	$9,837

[1]	Reflects the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.
[2]	Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.

MeadWestvaco Corporation and consolidated subsidiary companies

Business Segment Information

In millions (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales
Packaging Resources [1]	$730	$655	$2,035	$1,883
Consumer Solutions	653	611	1,915	1,772
Consumer & Office Products	312	334	790	802
Specialty Chemicals	154	131	424	370
Community Development and Land Management [4]	35	22	96	72
Corporate and Other [1,2,4]	29	31	91	96

Total	1,913	1,784	5,351	4,995
Intersegment eliminations	(102)	(106)	(313)	(309)

Consolidated totals	$1,811	$1,678	$5,038	$4,686

Segment profit (loss)
Packaging Resources [1]	$64	$84	$150	$208
Consumer Solutions	14	26	45	70
Consumer & Office Products	38	51	62	73
Specialty Chemicals	16	16	39	31
Community Development and Land Management [4]	11	92	43	112
Corporate and Other [1,3,4]	(92)	(116)	(238)	(326)

Consolidated totals[5]	$51	$153	$101	$168

[1]	Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.
[2]	Revenue included in Corporate and Other includes specialty papers sales.
[3]	Corporate and Other includes minority interest income and losses, restructuring charges and one-time costs, pension income, interest expense and income, and gains and losses on certain asset sales.
[4]

For the three and nine months ended September 30, 2008 and 2007, the company elected to present its Community Development and Land Management business as a separate segment (included in Corporate and Other prior to the third quarter of 2008).

[5]	Consolidated totals represent income from continuing operations before income taxes.

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